Exhibit 8.1

[CLIFFORD CHANCE US LLP LETTERHEAD]

October 20, 2006

Alesco Financial Inc.

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Re:	REIT Status of Alesco Financial Inc.

Ladies and Gentlemen:

We have acted as counsel to Alesco Financial Inc., a Maryland corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-3, relating to possible offerings from time to time by the Company of an aggregate of up to $450,000,000 of its common stock, par value $0.001 per share, as filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (together with any amendments thereto, the “Registration Statement”). In connection with the filing of the Registration Statement, the Company has requested your opinion regarding the qualification of the Company as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not otherwise defined herein shall have the meanings given in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1. the opinion of Locke Liddell & Sapp, LLP (the “Locke Liddell Opinion”), dated October 6, 2006, regarding the qualification of the Company as a REIT commencing with its taxable year ended December 31, 2004;

2. a reliance letter addressed to us from Locke Liddell allowing us to rely on the Locke Liddell Opinion with respect to all taxable periods prior to October 6, 2006;

3. the Second Articles of Amendment and Restatement of the Company, as amended;

4. the bylaws of the Company;

5. the Certificate of Representations dated as of the date hereof, provided to us by the Company and Cohen & Company Management, LLC (the “Manager”), a Delaware limited liability company (the “Certificate of Representations”);

6. the Registration Statement;

7. such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been performed or satisfied in accordance with their terms, and (vi) the Company at all times has operated and will continue to operate in accordance with the method of operation described in its organizational documents, the Registration Statement and the Certificate of Representations.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations and that each representation contained in such Certificate of Representations to the knowledge of the Company or the Manager is accurate and complete without regard to such qualification, and (ii) no action will be taken by the Company that is inconsistent with the Company’s qualification as a REIT for any period prior or subsequent to the date hereof. In rendering the opinions stated below, with your consent, we have also relied on, and assumed the accuracy of, and our opinion is therefore limited by, the Locke Liddell Opinion with respect to the qualification of the Company as a REIT for all periods prior to October 6, 2006.

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1) Commencing with the Company’s taxable year ended December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT and the Company’s proposed method of operation (as described in the Registration Statement and the Certificate of Representations) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. To the extent that the foregoing opinion refers to any period beginning prior to October 6, 2006, it is based solely on the Locke Liddell Opinion (which we have relied on with your express permission).

(2) The statements in the Registration Statement under the caption “U.S. Federal Income Tax Considerations,” to the extent they describe applicable U.S. federal income tax law, are correct in all material respects.

The opinions set forth above represents our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions referred to herein. Moreover, the Company’s qualification as a REIT depends upon the ability of the Company to meet for each taxable year, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. We have not undertaken, and will not undertake, to review the Company’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year have satisfied or will satisfy the tests necessary to qualify as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter, the Certificate of Representations or the Locke Liddell Opinion.

The opinions set forth in this letter: (i) are limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) are as of the date hereof; and (iii) are rendered by us at the request of the Company. We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP